Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KATE SPADE & COMPANY

(Pursuant to Section 242 and 245 of the
Corporation Law of the State of Delaware)

FIRST:  The name of the Corporation is KATE SPADE & COMPANY.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.001 per share.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

i.            The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

ii.           The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

iii.          All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

iv.          The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

SIXTH:

i.             No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.  No amendment to or repeal of this Article or of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ii.           The Corporation shall indemnify and hold harmless all directors, officers and employees to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Corporation, its subsidiaries or another person, if such director, officer or employee is or was serving as a director, officer or employee of such other person at the request of the Corporation. If any director, officer or employee is or becomes involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with any matter subject to indemnification hereunder, then the Corporation shall advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages, amounts paid in settlement, taxes or liabilities arising out of or incurred in connection with such legal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, subject to the Corporation’s receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such liabilities if it is ultimately determined under applicable law that such director, officer, employee or agent is not entitled to be indemnified. The Corporation’s obligation to indemnify and to prepay expenses shall arise, and all rights granted to directors, officers, employees or agents hereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed. In the event of any such legal action, (i) the Corporation may elect to control the defense of any such legal action and (ii) the Corporation shall not settle, compromise or consent to the entry of any judgment on behalf of a director, officer, employee or agent in any legal action pending or threatened in writing against such director, officer, employee or agent (and in respect of which indemnification could be sought by such director, officer, employee or agent hereunder), unless such settlement, compromise or consent includes an unconditional release of such director, officer, employee or agent from all liability arising out of such legal action or such director, officer, employee or agent otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding any other provision of this Certificate or the By-laws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate, the By-laws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Article SIXTH which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

EIGHTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.